AMENDED AND RESTATED EXHIBIT A TO MANAGEMENT AGREEMENT – FUNDS AND MANAGEMENT FEES

Pursuant to Section 6(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Current Fund’s assets as set forth below:

Fund		FEE RATE (%)
	First $1 Billion	Next $1 Billion	Over $2 Billion
Active M Emerging Markets Equity Fund	1.08%	1.048%	1.017%
Active M International Equity Fund	0.82%	0.795%	0.771%
Multi-Manager Global Listed Infrastructure Fund	0.90%	0.873%	0.847%
Multi-Manager Global Real Estate Fund	0.89%	0.863%	0.837%
Northern Engage360™ Fund	0.68%	0.66%	0.640%

Fund		FEE RATE (%)
	First $1.5 Billion	Next $1 Billion	Over $2.5 Billion
Multi-Manager High Yield Opportunity Fund	0.65%*	0.631%*	0.612%*
Multi-Manager Emerging Markets Debt Opportunity Fund	0.85%	0.825%	0.80%

*	Effective: July 31, 2023

NORTHERN FUNDS		NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal Rein	By:	/s/ Peter K. Ewing
Name: Randal Rein		Name: Peter K. Ewing
Title: Treasurer		Title: Senior Vice President
Date: May 18, 2023		Date: May 18, 2023